Exhibit 99.1
Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports Fourth Quarter Results and Provides 2015 EPS Guidance

Fourth Quarter 2014 Highlights:

•	Excluding Special Items, earnings per diluted share (EPS) of $1.13 increased 9% compared to 2013 (GAAP EPS of $0.95 increased 13% compared to 2013)

•	Sales of $731 million increased 7.2% compared to 2013, with flat core sales

•	Introducing 2015 EPS guidance of $4.45-$4.65, excluding Special Items (GAAP EPS guidance of $4.32-$4.52)

•	Incremental repositioning actions announced in Fluid Handling

•	Raising 2016 MEI synergy target to $33 million, from $25 million

•	Completed $50 million of share repurchases during the fourth quarter of 2014

STAMFORD, CONNECTICUT - January 26, 2015 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported fourth quarter 2014 earnings of $0.95 per diluted share, compared to $0.84 per share in the fourth quarter of 2013. Fourth quarter 2014 results included Special Items, net, of $11.0 million in after tax charges, or $0.18 per diluted share. Fourth quarter 2013 results included Special Items, net, of $11.9 million in after tax charges, or $0.20 per diluted share. Excluding these Special Items in both years, fourth quarter 2014 earnings per diluted share increased 9% to $1.13, compared to $1.04 in the fourth quarter of 2013. As expected, fourth quarter 2014 earnings included a $0.05 per share benefit associated with the reinstatement of the R&D tax credit in the United States. (Please see the attached Non-GAAP Financial Measures tables for additional details.)

Special Items in the fourth quarter of 2014 consisted of the following after-tax charges: $9.9 million, or $0.17 per share, related to repositioning charges, reflecting both previously announced actions, as well as additional cost reduction measures in Fluid Handling; $4.6 million, or $0.08 per share, of integration-related charges associated with the MEI acquisition; and a $3.5 million gain, or $0.06 per share, related to a real estate divestiture. Special Items in the fourth quarter of 2013 included net costs of $11.9 million, or $0.20 per share, related to the acquisition of MEI.

Fourth quarter 2014 sales were $730.7 million, an increase of 7.2% compared to $681.4 in the fourth quarter of 2013. The sales growth was comprised of flat core sales ; sales from acquisitions, net of divestitures, of $68.0 million, or 10.0%; partially offset by unfavorable foreign exchange of $18.8 million, or 2.8%.

Operating profit in the fourth quarter increased to $89.6 million, up 7.8% compared to the fourth quarter of 2013. Excluding Special Items, fourth quarter operating profit increased to $107.3 million, up 9.5% compared to the fourth quarter of 2013. (Please see the attached Non-GAAP Financial Measures tables.)

Full Year 2014 Results
Full year 2014 earnings per diluted share were $3.23, compared to $3.73 in 2013. Excluding Special Items, 2014 earnings per diluted share increased 6.6% to $4.45, compared to $4.18 in 2013. Full year 2014 earnings per diluted share included a $0.05 benefit associated with the reinstatement of the R&D tax credit in the United States compared to a $0.10 benefit in 2013. (Please see the attached Non-GAAP Financial Measures tables.)

Total sales in 2014 were $2.92 billion, an increase of 12.7% from 2013. The sales growth was comprised of a core sales increase of $8.6 million, or 0.3%; sales from acquisitions, net of divestitures, of $332.1 million, or 12.8%; partially offset by unfavorable foreign exchange of $11.0 million, or -0.4%.

Operating profit for the full year 2014 was $316.3 million, compared to $347.9 million in 2013. Excluding Special Items, operating profit in 2014 increased 13.5% to $426.1 million. (Please see the attached Non-GAAP Financial Measures tables.)

“Our fourth quarter results were in line with our most recent guidance,” said Max Mitchell, Crane Co. President and Chief Executive Officer. “Our adjusted full year operating margin was strong at 14.6%, reflecting solid execution and strong productivity in a challenging growth environment. I am pleased with our progress on a number of fronts, most notably with the integration of MEI, where we exceeded our $0.20 EPS accretion target. In addition, we secured several important new program wins at Aerospace & Electronics, and drove strong operating margin expansion at Fluid Handling, reaching 15.6%, excluding Special Items, reflecting a 50 basis point improvement over last year.”

“However, global growth was a challenge for us throughout the year, and we expect the difficult revenue environment to persist into 2015, driven by a decline in our process valve business in Fluid Handling. This challenge will be exacerbated by unfavorable foreign exchange and higher pension expense. In response, we have initiated incremental repositioning actions at Fluid Handling and identified additional synergy opportunities related to the MEI acquisition. Reflecting our confidence in our longer-term outlook, we repurchased $50 million of Crane shares during the fourth quarter. Considering these factors, we expect earnings per diluted share, excluding Special Items, in a range of flat to up 5% compared to 2014.” (Please see the attached Non-GAAP Financial Measures tables.)

Cash Flow and Other Financial Metrics
Cash provided by operating activities for the fourth quarter of 2014 was $150.5 million, compared to $148.4 million in the fourth quarter of 2013. Cash provided by operating activities for the full year 2014 was $264.0 million, compared to $239.4 million in 2013. Capital expenditures in the fourth quarter of 2014 were $11.6 million, compared to $10.4 million in the fourth quarter of 2013. Capital expenditures for the full year 2014 were $43.7 million, compared to $29.5 million in 2013. The Company repurchased 812,793 shares of its common stock during the fourth quarter at a cost of $50 million. The Company’s cash position was $346.3 million at December 31, 2014, compared to $270.6 million at December 31, 2013. Total debt was $850 million at December 31, 2014, compared to $875 million at December 31, 2013.

Segment Results
All comparisons detailed in this section refer to operating results for the fourth quarter 2014 versus the fourth quarter 2013, excluding Special Items.

Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2014	2013

Sales	$313.9	$319.7	$(5.8)	-1.8%

Operating Profit	$36.8	$48.2	$(11.4)	-23.6%
Operating Profit, before Special Items*	$47.0	$48.2	$(1.2)	-2.4%

Profit Margin	11.7%	15.1%
Profit Margin, before Special Items*	15.0%	15.1%

*Excludes $10.2 million of repositioning charges in the fourth quarter of 2014

Fourth quarter 2014 sales decreased $5.8 million, or -1.8%, which included a core sales increase of $9.1 million, or 2.8%, which was more than offset by unfavorable foreign exchange of $11.7 million, or -3.7%, and the impact from the second quarter divestiture of Crane Water of $3.0 million, or -0.9%. Adjusted operating margins were strong at 15.0%, reflecting continued productivity gains, lower pension expense and the impact of the higher volume, offset by unfavorable foreign exchange and mix. Fluid Handling order backlog was $311.0 million at December 31, 2014; after adjusting for the impact of the divestiture, comparable backlog was $328.4 million at December 31, 2013.

Payment & Merchandising Technologies

	Fourth Quarter		Change
(dollars in millions)	2014	2013

Sales	$177.2	$122.7	$54.6	44.5%

Operating Profit	$17.8	$7.9	$9.9	125.1%
Operating Profit, before Special Items*	$24.3	$13.7	$10.6	77.8%

Profit Margin	10.1%	6.5%
Profit Margin, before Special Items*	13.7%	11.2%

* Excludes $6.5 million of integration-related expenses in the fourth quarter of 2014 and $5.8 million of transaction- and integration-related expenses in the fourth quarter of 2013

Segment sales of $177.2 million increased $54.6 million, or 44.5%, driven primarily by $71.0 million of sales related to the MEI transaction, partially offset by a core sales decline of $9.8 million, or -8.0%, and unfavorable foreign exchange of $6.7 million, or -5.5%. Adjusted operating profit increased to $24.3 million, primarily reflecting the impact of the MEI acquisition, and adjusted operating margins expanded 250 basis points to 13.7%, driven primarily by integration synergies and the mix benefit of the MEI acquisition.

Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2014	2013

Sales	$182.3	$186.7	$(4.4)	-2.4%

Operating Profit	$39.9	$44.7	$(4.9)	-10.9%
Operating Profit, before Special Items*	$40.7	$44.7	$(4.0)	-8.9%

Profit Margin	21.9%	23.9%
Profit Margin, before Special Items*	22.3%	23.9%

* Excludes $0.9 million of repositioning charges in the fourth quarter of 2014
Fourth quarter 2014 sales decreased $4.4 million, or -2.4%, reflecting flat sales in the Aerospace Group and a sales decline of $4.2 million, or -5.9%, in the Electronics Group. Adjusted operating profit decreased $4.0 million, driven by higher levels of engineering spending and the impact of the lower sales in Electronics. Aerospace & Electronics order backlog was $422.1 million at December 31, 2014, compared to $361.3 million at December 31, 2013.

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2014	2013
Sales	$57.2	$52.4	$4.9	9.3%
Operating Profit	$7.2	$5.8	$1.4	24.1%
Profit Margin	12.6%	11.1%
Sales of $57.2 million were 9.3% higher than the fourth quarter of 2013, driven by higher sales to recreational vehicle manufacturers. Adjusted operating profit increased 24.1% to $7.2 million, primarily reflecting leverage on the higher sales and strong productivity.

2015 Guidance
Sales for 2015 are expected to be approximately $2.85 billion, reflecting core sales of 0% to +2%, more than offset by unfavorable foreign exchange of -2% to -4%, and the impact from 2014 divestitures of -0.5%. Excluding Special Items, earnings are expected to be in a range of $4.45-$4.65 per diluted share which reflects growth of 0% to 5% compared to 2014 earnings of $4.45 per diluted share. On a GAAP basis, we expect earnings of $4.32-$4.52 per diluted share. Full year 2015 free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $210-$240 million. (Please see the attached Non-GAAP Financial Measures tables.)

During 2014, repositioning charges were $22.7 million, which includes previously announced actions, as well as additional repositioning actions in Fluid Handling. Repositioning charges are expected to be $4-$6 million in 2015. Total repositioning benefits are now expected to be approximately $10 million in 2015, with an annualized rate of approximately $19 million by the end of 2016.

During 2014, MEI-related Special Items included transaction, integration and restructuring related costs, and inventory step-up and backlog amortization charges. These items totaled $24.9 million, and included previously announced integration and restructuring related actions, as well as additional charges in the fourth quarter associated with incremental integration and restructuring activities to consolidate certain manufacturing facilities. Total integration and restructuring related charges are expected to be $6-$8 million in 2015. Total synergy savings were $10 million in 2014 and are expected to grow to $19 million in 2015. As a result of the newly announced plant consolidation, the total annualized synergy run-rate is now expected to reach $33 million by the end of 2016, compared to the prior forecast of $25 million. (Please see the attached Non-GAAP Financial Measures tables.)

Additional guidance details will be provided at the Company’s Investor Day conference on February 26, 2015.

Additional Information
Please see the Non-GAAP Financial Measures tables attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 27, 2015 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,500 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane

Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)